Exhibit 99.1

ZAZA ENERGY CORPORATION
1301 MCKINNEY STREET
SUITE 3000
HOUSTON, TX 77010

ZAZA ENERGY ANNOUNCES RECEIPT OF NASDAQ NOTIFICATION LETTER

HOUSTON — May 25, 2012 — ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) today announced that on May 21, 2012, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”), as expected, indicating that since ZaZa has not filed the Company’s Form 10-Q for the period ended March 31, 2012, the Company does not comply with NASDAQ’s Listing Rule 5250(c)(1) for continued listing.  Currently, the Company is required to submit a plan to regain compliance with NASDAQ’s continued listing requirements no later than June 18, 2012.  The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Capital Market.

ZaZa is working diligently to complete the preparation of its Form 10-K and Form 10-Q so that it may become current in its filings with the Securities and Exchange Commission. The Company anticipates that it will file its Form 10-K and Form 10-Q in the near future and that it will fully regain compliance with the NASDAQ continued listing requirements.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford, Eaglebine and Paris Basin resource plays.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:

Tony Vermeire

+33 1 47 03 34 24

tony.vermeire@zazaenergy.com

Contact:

Shirley Z. Anderson, Corporate Secretary

T: +1 214 559-3933

shirley.anderson@zazaenergy.com

713-595-1900 (OFFICE)   •   713-595-1919 (FAX)   •   WWW.ZAZAENERGY.COM